EXHIBIT 23

         CONSENT OF ERNST & YOUNG, INDEPENDENT AUDITORS





We consent to the incorporation by reference in this Annual Report (Form 10-K) of Betz Laboratories, Inc. of our report dated January 27, 1994, included in the 1993 Annual Report to Shareholders of Betz Laboratories, Inc.

Our audits also included the financial statement schedules of Betz Laboratories, Inc. listed in Item 14(a). These schedules are the responsibility of the CompanyOs management. Our responsibility is to express an opinion on these schedules based on our audits. In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

We consent to the incorporation by reference in the Registration Statement (Form S-8 No.33-40175) of Betz Laboratories, Inc. of our report dated January 27, 1994, with respect to the financial statements incorporated herein by reference and our report included in the preceding paragraph with respect to the financial statement schedules included in the 1993 Annual Report (Form 10-K) of Betz Laboratories, Inc.



ERNST & YOUNG


Philadelphia, Pennsylvania
March 21, 1994